Exhibit 10.11

April 1, 2014

Lawrence R. Irving

Dear Larry,

This letter (the “Agreement”) is to confirm the agreement between you and Synchronoss Technologies, Inc. (“Synchronoss”, and together with its subsidiaries, the “Company”) regarding your resignation from the Company, effective December 31, 2014.

1.Your resignation shall be effective, and your employment with the Company will terminate, on December 31, 2014 (“Termination Date”).  In addition, effective April 1, 2014, you will resign from your positions as Executive Vice President, Chief Financial Officer, Chief Compliance Officer and Treasurer and your new position as of April 1, 2014 shall be Executive Vice President, Business Strategy.

2. The Company will pay you your regular wages through December 31, 2014 in the normal course of business.  You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date.  In order to continue your coverage, you must file the required election form.  If you elect to continue group health insurance coverage, then the Company will pay the employer portion of the monthly premium under COBRA for yourself for the period of twelve months following the month in which the Termination Date occurs.  You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health insurance.

3.In consideration for the Company’s agreement to continue your employment through the Termination Date, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act of 1963, and all other federal and state laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law.  Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

4. The Company previously granted to you stock options and shares of restricted stock under the Company’s 2006 Equity Incentive Plan.  The Company agrees that, provided you provide the Company with an executed copy of the release attached hereto as Exhibit A (the “General Release”) signed no earlier than the Termination Date, and that you do not revoke the General Release, any stock options or shares of restricted stock granted to you on or prior to the Termination Date will be deemed, as of the Termination Date, to be vested to such extent that they would have vested had your employment continued until February 15, 2015 (“Final Vesting Date”), notwithstanding that the Final Vesting Date is after the Termination Date.   These grants are governed by the terms and conditions of such plan. You should review the terms and conditions of the plan to determine the period of time you have to exercise your stock options.  If you do not exercise your stock options during this period your stock options will be lost.  A copy of the plan is available from Human Resources.

5.At all times in the future, you will remain bound by the Company’s Proprietary Information and Invention Agreement (“PIIA”) signed by you on ________, a copy of which is attached and incorporated into this Agreement.

6. You agree that the terms of this Agreement are confidential and that you will not disclose the terms of this Agreement or the negotiations leading to this Agreement to any person or entity, including but not limited to any current or former employee of the Company, with the exception of a disclosure (a) required by law or to enforce any obligations in this Agreement; and (b) to your spouse, attorneys, accountants, immediate family, and financial advisors, who must be advised of the confidential nature of this Agreement and must agree to be bound by this confidentiality provision.  You represent that on your Termination Date you will return all property that belongs to the Company, including without limitation, company laptop and phone, copies of documents that belong to the Company and files stored on your personal computer or data storage devices that contain information belonging to the Company, that the Company has agreed to transfer your cell phone number to you for your personal use.  The Company will use commercial reasonable efforts to forward to an e-mail designated to you any non-Company-related e-mails.

7.You agree that except for that certain Employment Agreement dated as of December 31, 2011 between you and the Company (the “Employment Agreement”), the PIIA as expressly provided in Paragraph 5 of this Agreement and your participation in the Company’s 2006 Equity Incentive Plan subject to Paragraph 4 of this Agreement, effective as of the Termination Date, this Agreement renders null and void any and all prior agreements between you and the Company.  You and the Company agree that, except for the Employment Agreement, the PIIA as expressly provided in Paragraph 5 of this Agreement and your participation in the Company’s 2006 Equity Incentive Plan subject to Paragraph 4 of this Agreement, this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

8.You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.  Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

9. Should any provision of this Agreement be held to be illegal, void or unenforceable by a court of competent jurisdiction, such provision shall be of no force and effect.  However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

10.You understand and agree not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, employees, officers, directors or shareholders.

11.You have up to 21 days after receipt of this Agreement within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it.  Furthermore, you have seven days after you have signed this Agreement during which time you may revoke this Agreement.  If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to the Company’s Senior Director of Global Human Resources.  Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign it.

Please indicate your agreement with the above terms by signing below.

Sincerely,

_________________________________

Stephen G. Waldis

     Chief Executive Officer

My agreement with the above terms is signified by my signature below.  Furthermore, I acknowledge that I have read and understand this Agreement and that I voluntarily sign this release of all claims, known and unknown, with full understanding that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:  ___________________________Dated: _____________________________

Lawrence R. Irving

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration for partial acceleration of stock options and shares of restricted stock to Lawrence R. Irving (“Employee”) by Synchronoss Technologies, Inc. (the “Company”), pursuant to Paragraph 5 of the letter agreement dated April 1, 2014 (the “Agreement”) to which this General Release of All Claims (“General Release”) is attached as Exhibit A, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Employee’s employment with the Company, including the termination of that employment.

1. Employee understands and agrees that this General Release is a full and complete waiver of all claims, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud or emotional distress and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination.  Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

2. This Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to Employee’s relationship with the Company or the termination of that relationship, and Employee hereby expressly waives any and all rights granted to Employee under any law or regulation that would purport to make invalid any release of claims the releaser does not know or suspect to exist in his or her favor at the time of executing the release.

3. Employee also hereby agrees that nothing contained in this General Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Employee.

4. Employee represents that he has returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on his computer(s) that contain or embody business, technical or financial information that he has developed, learned or obtained during the term of his service to the Company that relate to the Company or the business or demonstrably anticipated business of the Company, except that he may keep his personal copies of his employment and compensation records.

5. If any provision of this General Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

6. This General Release constitutes the entire agreement between Employee and Releasees with regard to the subject matter of this General Release.  It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this General Release except as otherwise set forth in the Agreement.  However, this General Release covers only those claims that arose prior to the execution of this General Release.  Execution of this General Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of the General Release.

7. This General Release is not to be signed, and will not become effective, prior to Employee’s cessation of employment.  Employee acknowledges that (a) his waiver and release does not apply to any claims that may arise after he signs this General Release; (b) he should consult with an attorney before executing this General Release; (c) he has had at least twenty-one (21) days from the date he first received this General Release within which to review the General Release; (d) he has seven (7) days following the execution of this General Release to revoke this General Release; and (e) this General Release shall not be effective until the eighth day after this General Release has been signed by Employee (the “Effective Date”).  To revoke this General Release, Employee must notify the Company’s Chief Executive Officer in writing of his revocation, and such written notification must be received within seven (7) days of the date Employee signs this General Release.  Employee shall not be entitled to receive any of the consideration being provided in exchange for this General Release until the Effective Date.

8. Employee agrees not to disclose to others the terms of this General Release, except that Employee may disclose such information to Employee’s spouse and to Employee’s attorney or accountant in order for such attorney or accountant to render services to Employee related to this General Release. Employee agrees that he will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

9. Employee states that before signing this General Release, Employee:
•	Has read it,
•	Understands it,
•	Knows that he is giving up important rights,
•	Is aware of his right to consult an attorney before signing it, and
•	Has signed it knowingly and voluntarily.

Date: ____________________________________________________________________

Signature of Lawrence R. Irving

NOT TO BE SIGNED BEFORE DECEMBER 31, 2014